Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY
SECOND AMENDMENT TO LEASE AGREEMENT
THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of this 18th day of August, 2020 (the “Amendment Effective Date”), by and between IIP-IL 1 LLC, a Delaware limited liability company (“Landlord”), and Revolution Cannabis – Barry, LLC, an Illinois limited liability company (as successor-in-interest to Ascend Illinois, LLC, “Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of December 21, 2018, as assigned by Ascend Illinois, LLC to Tenant pursuant to an Assignment and Assumption of Lease Agreement dated January 11, 2019 and as amended pursuant to a First Amendment to Lease Agreement dated September 5, 2019 (as assigned and amended, the “Existing Lease”), whereby Tenant leases the premises from Landlord located at 420 Revolution Road in Barry, Illinois; and
B.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.TI Allowance. Subject to the terms and conditions set forth in the Lease, Landlord has agreed to increase the TI Allowance available to Tenant by Eighteen Million Dollars ($18,000,000.00) (the “Additional TI Allowance”) for the construction of a new greenhouse and additional improvements to the existing Building. Accordingly, the first sentence of Section 5.1 of the Existing Lease is hereby amended and restated in its entirety as follows:
“Tenant shall cause appropriate improvements consistent with the Permitted Use (the “Tenant Improvements”) to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit E (the “Work Letter”) at a cost to Landlord not to exceed Thirty-Two Million Dollars ($32,000,000.00) (the “TI Allowance”).”
In addition, the second sentence of Section 5.2 of the Existing Lease is hereby amended and restated in its entirety as follows:
“5.2.    Landlord’s obligation to disburse any of the TI Allowance shall be conditional upon Tenant’s satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter. In addition, Landlord’s obligation to disburse any of the TI Allowance in excess of [***] Dollars ($[***]) shall be conditional upon the satisfaction of the following: (a) Tenant’s delivery to Landlord of a certificate of occupancy for the Premises suitable for the Permitted Use, as applicable; (b) Tenant’s delivery to Landlord of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor or such other form or certification as may be reasonably acceptable to Landlord; (c) Tenant’s satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter; and (d) there shall be no uncured event of default by Tenant under this Lease.”
Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

3.Monthly Base Rent. Notwithstanding anything in the Existing Lease to the contrary, in consideration of the Additional TI Allowance, commencing on the Amendment Effective Date, the monthly Base Rent shall increase by Thirty-Three Thousand Seven Hundred Fifty Dollars ($33,750.00) each month for the six (6) month period following the Amendment Effective Date (the “Base Rent Adjustment Period”) for an aggregate increase to Base Rent in the amount of Two Hundred Two Thousand Five Hundred Dollars ($202,500.00) (the “Additional Base Rent”), subject to the adjustments to Base Rent set forth in the Lease, including the Base Rent adjustments set forth in Section 6.5 of the Existing Lease on each anniversary of the Commencement Date. For illustrative purposes, the chart below sets forth the incremental increases to Base Rent to account for the Additional Base Rent to be phased in during the Base Rent Adjustment Period, as adjusted pursuant to Section 6.5 of the Existing Lease.

Base Rent Adjustment Period:	Amount of Additional Base Rent:

8/18/20 - 9/17/20	$33,750.00
9/18/20 – 10/17/20	$67,500.00
10/18/20 – 11/17/20	$101,250.00
11/18/20 – 12/17/20	$135,000.00
12/18/20 – 1/17/21	$173,322.58
1/18/21 – 2/17/21	$208,575.00
4.Security Deposit. The Security Deposit under the Lease shall be increased to One Million Seven Hundred Fifty-Four Thousand Six Hundred Sixty-Two and 50/100 Dollars ($1,754,662.50). Accordingly, within two (2) business days after the Amendment Effective Date, Tenant shall deposit with Landlord the cash difference between the amount of the Security Deposit currently held by Landlord and the amount of the Security Deposit required per this Amendment, which upon receipt shall be held as part of the Security Deposit pursuant to Section 6.4 of the Existing Lease. Accordingly, Section 2.2 of the Existing Lease is hereby amended and restated in its entirety as follows:
"2.2.    Security Deposit: One Million Seven Hundred Fifty-Four Thousand Six Hundred Sixty-Two and 50/100 Dollars ($1,754,662.50)"
Furthermore, Section 6.4 of the Existing Lease is hereby amended and restated in its entirety as follows:
"6.4.    Security Deposit. On or before the Execution Date of this Lease, Tenant shall deposit the sum in cash set forth in Section 2.2 (the "Security Deposit"), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. If Tenant defaults with respect to any provision of this Lease, then without notice to Tenant, Landlord may (but shall not be required to) apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default. If any portion of the Security Deposit is so used or applied, then Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have under any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 6.4, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 6.4, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings."
5.Permitted Transfer. The first sentence of Section 16.8 of the Existing Lease is hereby amended and restated in its entirety as follows:
"Tenant may assign its entire interest under this Lease or sublease all or a portion of the Premises without the consent of Landlord to: (i) an affiliate, subsidiary or parent of Tenant; (ii) any entity into which that Tenant or an affiliated party may merge or consolidate; (iii) any entity that acquires all or substantially all of the assets of Tenant; each a “Permitted Transfer” and such transferee a “Permitted Transferee”, provided that (a) Tenant notifies Landlord at least twenty (20) days prior to the effective date of any such Permitted Transfer, (b) Tenant is not in default and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of the original Tenant on the day immediately preceding the effective date of such assignment or sublease and reasonably sufficient to comply with the obligations under this Lease, (d) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, (e) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant and each Guarantor; and (f) the ultimate parent company of any Permitted Transferee executes a Guaranty in favor of Landlord substantially in the form attached hereto as Exhibit D."
6.Tenant Work Insurance Schedule. Exhibit E-1 of the Existing Lease is hereby deleted in its entirety and replaced with Exhibit E-1 attached to this Amendment.
7.Broker. Each of Tenant and Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at the other party’s option and with counsel reasonably acceptable to the other party, at the indemnifying party’s sole cost and expense) and hold harmless the other party for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.
8.No Default. Each of Tenant and Landlord represents, warrants and covenants that, to the best of such party’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
10.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
11.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
12.Authority. Each of Tenant and Landlord guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
13.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

IIP-IL 1 LLC, a Delaware limited liability company

By:	/s/ Brian Wolfe
Name:	Brian Wolfe
Title:	Vice President, General Counsel and Secretary

TENANT:

REVOLUTION CANNABIS – BARRY, LLC, an Illinois limited liability company

By:	/s/ Abner Kurtin
Name:	Abner Kurtin
Title:	Manager

EXHIBIT E-1
TENANT WORK INSURANCE SCHEDULE
Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:
1.Claims under workers' compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.
2.Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer's liability law.
3.Claims for damages because of bodily injury, or death of any person other than Tenant's or any Tenant contractors' employees.
4.Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.
5.Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.
6.Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.
Tenant contractors' Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage. The policy form shall be the most current ISO form CG001, or its equivalent.
Tenant contractors' Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a.	Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than [***] per occurrence and [***] general aggregate, with [***] products and completed operations aggregate.
b.	Commercial Automobile Liability: Bodily Injury and Property Damage	[***] per accident

c.	Employer's Liability: Each Accident Disease – Policy Limit Disease – Each Employee	[***] [***] [***]

d.	Excess/Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than [***] per occurrence / aggregate.
e.	Professional Liability	[***] per claim [***] aggregate

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days' prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best's rating of each insurer shall be A- VII. Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors' Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies on a primary and non-contributory basis as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.
If any contractor's work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Contractors Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than [***] per incident with a [***] policy aggregate.